Subject to Completion Dated August 29, 2024	September 2024 Preliminary Pricing Supplement dated September , 2024 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Performance Leveraged Upside SecuritiesSM (the “PLUS”) do not pay interest and do not guarantee any return of principal at maturity. At maturity, if the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlier, subject to the maximum payment at maturity. However, if the final underlier value is less than the initial underlier value, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier. The PLUS are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the PLUS are subject to the credit risk of Royal Bank of Canada. Investors may lose their entire investment in the PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Pricing date:	September 13, 2024
Original issue date:	September 18, 2024
Valuation date:*	December 30, 2025
Maturity date:*	January 5, 2026
Payment at maturity:

You will receive on the maturity date a cash payment per PLUS determined as follows:

• If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + ($1,000 × leverage factor × underlier return) and (b) maximum payment at maturity

• If the final underlier value is less than or equal to the initial underlier value:

$1,000 + ($1,000 × underlier return)

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount. You will lose some or all of the principal amount if the final underlier value is less than the initial underlier value.

Maximum payment at maturity:	$1,198.00 per PLUS (119.80% of the stated principal amount)
Leverage factor:	300%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Initial underlier value:	, which was the closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017GLV1 / US78017GLV13
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per PLUS	$1,000.00	$17.50 (1) $5.00(2)	$977.50
Total	$	$	$

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $22.50 per PLUS and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $17.50 for each PLUS. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each PLUS.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

The initial estimated value of the PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $922.81 and $972.81 per PLUS and will be less than the public offering price of the PLUS. The final pricing supplement relating to the PLUS will set forth the initial estimated value. The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the PLUS” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Underlying Supplement No. 1A dated May 16, 2024	Product Supplement No. 1A dated May 16, 2024

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The PLUS are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier, subject to the maximum payment at maturity,

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final underlier value is less than the initial underlier value, the PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 15 months
Leverage factor:	300%
Maximum payment at maturity:	$1,198.00 per PLUS (119.80% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None

Key Investment Rationale

Investors may lose their entire investment. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlier. Investors may lose their entire investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to 300% of the underlier return, subject to the maximum payment at maturity of $1,198.00 per PLUS (119.80% of the stated principal amount).
Par Scenario	The final underlier value is equal to the initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 per PLUS.
Downside Scenario	The final underlier value is less than the initial underlier value. In this case, at maturity, we will pay less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity.
September 2024	Page 2

PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the PLUS are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

September 2024	Page 3

PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$1,198.00 per PLUS (119.80% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

■ The PLUS	■ The Underlier

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, then at maturity investors would receive the $1,000 stated principal amount plus a return reflecting 300% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the terms of the PLUS, investors would realize the maximum payment at maturity at a final underlier value of 106.60% of the initial underlier value.

▪	If the underlier appreciates 3%, at maturity investors would receive a return of 9%, or $1,090.00 per PLUS, or 109.00% of the stated principal amount.

▪	If the underlier appreciates 50%, at maturity investors would receive only the maximum payment at maturity of $1,198.00 per PLUS, or 119.80% of the stated principal amount.

▪	Par Scenario. If the final underlier value is equal to the initial underlier value, at maturity investors would receive the stated principal amount of $1,000 per PLUS.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value, at maturity investors would receive an amount that is less than the $1,000 stated principal amount and that reflects a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the PLUS.

September 2024	Page 4

PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	If the underlier depreciates 50%, at maturity investors would lose 50% of their principal and receive only $500.00 per PLUS, or 50% of the stated principal amount.

September 2024	Page 5

PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS. Some of the risks that apply to an investment in the PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the PLUS unless you understand and can bear the risks of investing in the PLUS.

Risks Relating to the Terms and Structure of the PLUS

▪	The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the stated principal amount at maturity. Instead, if the final underlier value is less than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,198.00 per PLUS, or 119.80% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 119.80% of the stated principal amount, any increase in the final underlier value over the initial underlier value by more than 6.60% will not further increase the return on the PLUS.

▪	Your return on the PLUS may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the PLUS, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Payments on the PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the PLUS. The PLUS are our senior unsecured debt securities, and your receipt of any amounts due on the PLUS is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the PLUS.

▪	Any payment on the PLUS will be determined based on the closing values of the underlier on the dates specified. Any payment on the PLUS will be determined based on the closing values of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and significant aspects of the tax treatment of the PLUS are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS.

Risks Relating to the Initial Estimated Value of the PLUS and the Secondary Market for the PLUS

▪	There may not be an active trading market for the PLUS; sales in the secondary market may result in significant losses. There may be little or no secondary market for the PLUS. The PLUS will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the PLUS; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the PLUS. Even if a secondary market for the PLUS develops, it may not provide enough liquidity to allow you to easily trade or sell the PLUS. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your PLUS in any secondary market could be substantial. If you sell your PLUS before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you

September 2024	Page 6

PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

may suffer significant losses. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

▪	The initial estimated value of the PLUS will be less than the public offering price. The initial estimated value of the PLUS will be less than the public offering price of the PLUS and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time. If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the PLUS. These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the PLUS. In addition, any price at which you may sell the PLUS is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the PLUS determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the PLUS is only an estimate, calculated as of the pricing date. The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS. See “Structuring the PLUS” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the PLUS or similar securities at a price that is significantly different than we do.

The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of the PLUS.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the underlier or the securities it represents), including trading in those securities as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underlier on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and, therefore, could increase the value at or above which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the closing value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the PLUS. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the PLUS due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the PLUS. Trading by us and our affiliates may adversely affect the value of the underlier and the market value of the PLUS. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underlier and make any other determinations necessary to calculate any payments on the PLUS. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlier” below. In making these discretionary judgments,

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PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the economic interests of the calculation agent are potentially adverse to your interests as an investor in the PLUS, and any of these determinations may adversely affect any payments on the PLUS. The calculation agent will have no obligation to consider your interests as an investor in the PLUS in making any determinations with respect to the PLUS.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier. As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlier. The underlier is a price return index and its return does not reflect regular cash dividends paid by its components.

▪	The PLUS are subject to risks relating to non-U.S. securities markets. The equity securities composing the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro. The underlier is composed of non-U.S. securities denominated in euros. Because the value of the underlier is also calculated in euros (and not in U.S. dollars), the performance of the underlier will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the PLUS determined based in part on the performance of the underlier will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the PLUS will not benefit from any appreciation of the euro relative to the U.S. dollar.

▪	We may accelerate the PLUS if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the PLUS or the underlier or its components, or engaging in transactions in them, the calculation agent may determine that a change-in-law-event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the PLUS if they were not accelerated. However, if the calculation agent elects not to accelerate the PLUS, the value of, and any amount payable on, the PLUS could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

▪	Any payment on the PLUS may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the PLUS is subject to adjustment upon the occurrence of a market disruption event affecting the underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing value of the underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Adjustments to the underlier could adversely affect any payments on the PLUS. The sponsor of the underlier may add, delete, substitute or adjust the securities composing the underlier or make other methodological changes to the underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing value of the underlier in the event of certain material changes in, or modifications to, the underlier. In addition, the sponsor of the underlier may also discontinue or suspend calculation or publication of the underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing value of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the PLUS. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

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PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the PLUS or securities included in the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These regulatory actions could result in restrictions on the PLUS and could result in the loss of a significant portion of your initial investment in the PLUS, including if you are forced to divest the PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the PLUS has declined.

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PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information about the Underlier

The underlier is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the underlier, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the underlier for each quarter in the period from January 2, 2019 through August 27, 2024. The graph below sets forth the daily closing values of the underlier for that period. We obtained the information in the table and graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlier as an indication of its future performance, and no assurance can be given as to the value of the underlier on the valuation date.

Information as of market close on August 27, 2024:

Bloomberg Ticker Symbol:	SX5E	52 Weeks Ago:	4,293.69
Current Underlier Value:	4,898.78	52 Week High :	5,100.90
		52 Week Low :	4,014.36

The EURO STOXX 50® Index	High	Low
2019
First Quarter	3,409.00	2,954.66
Second Quarter	3,514.62	3,280.43
Third Quarter	3,571.39	3,282.78
Fourth Quarter	3,782.27	3,413.31
2020
First Quarter	3,865.18	2,385.82
Second Quarter	3,384.29	2,662.99
Third Quarter	3,405.35	3,137.06
Fourth Quarter	3,581.37	2,958.21
2021
First Quarter	3,926.20	3,481.44
Second Quarter	4,158.14	3,924.80
Third Quarter	4,246.13	3,928.53
Fourth Quarter	4,401.49	3,996.41
2022
First Quarter	4,392.15	3,505.29
Second Quarter	3,951.12	3,427.91
Third Quarter	3,805.22	3,279.04
Fourth Quarter	3,986.83	3,331.53
2023
First Quarter	4,315.05	3,856.09
Second Quarter	4,408.59	4,218.04
Third Quarter	4,471.31	4,129.18
Fourth Quarter	4,549.44	4,014.36
2024
First Quarter	5,083.42	4,403.08
Second Quarter	5,100.90	4,839.14
Third Quarter (through August 27, 2024)	5,043.02	4,571.60
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PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The EURO STOXX 50® Index – Historical Closing Values January 2, 2019 to August 27, 2024

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PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Minimum ticketing size:	$1,000 / 1 PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM.
Use of proceeds and hedging:	The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Generally, this discussion assumes that you purchased the PLUS for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a PLUS.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the PLUS for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the PLUS and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your PLUS (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your PLUS should be treated as short-term capital gain or loss unless you have held the PLUS for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the PLUS. An alternative characterization of the PLUS could materially and adversely affect the tax consequences of ownership and disposition of the PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the PLUS with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the PLUS.

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PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the PLUS and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the PLUS they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each PLUS as specified on the front cover of this document. The costs included in the original issue price of the PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.

The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the PLUS in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately seven months after the original issue date, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time. This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the PLUS, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the PLUS

The PLUS are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the PLUS reduce the economic terms of the PLUS to you and result in the initial estimated value for the PLUS being less than their public offering price. Unlike the initial estimated value, any value of the PLUS determined for purposes of a secondary market transaction may be based on a second market rate, which may result in a lower value for the PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements,

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PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

volatility and the tenor of the PLUS. The economic terms of the PLUS and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the PLUS and the Secondary Market for the PLUS—The initial estimated value of the PLUS will be less than the public offering price” above.

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